Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. ANNOUNCES APPOINTMENT OF
CRAIG S. SHULAR TO SERVE ON ITS BOARD OF DIRECTORS

Cleveland – May 7, 2008 – Brush Engineered Materials Inc. (NYSE:BW) announced today the appointment of Craig S. Shular, age 55, to serve on its Board of Directors.

Mr. Shular is Chairman, Chief Executive Officer and President of GrafTech International Inc., a New York Stock Exchange traded graphite material science company with annual revenues of $1 billion. GrafTech International, based in Parma, Ohio, serves customers in more than 80 countries.

Prior to being named to his present role in 2003, Mr. Shular was Chief Financial Officer of GrafTech International from 1999 to 2002. He joined GrafTech’s predecessor company, Union Carbide Corporation’s Carbon Products Division, in 1976, advancing to positions in the areas of business management, sales and marketing, operations, government relations, internal audit, and international finance and accounting. Mr. Shular initiated and led the construction of Union Carbide’s first production facilities in China and the Middle East.

Mr. Shular earned his Bachelor of Science degree in business and marketing and an MBA in finance and accounting from the State University of New York at Buffalo. In 1990 he became a certified public accountant in the state of New York.

Commenting on the appointment of Mr. Shular to the Board of Directors, Richard J. Hipple, Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. stated, “We are pleased to welcome Craig to our Board of Directors. He has a terrific track record in international business and in driving the phenomenal growth and profitability of GrafTech International. His general management experience, financial expertise and global perspective will be invaluable to the Company as we continue strengthening and building our business through strong sales growth, international expansion, increased profitability and potential acquisitions.”

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:	Media:

Michael C. Hasychak (216) 383-6823	Patrick S. Carpenter (216) 383-6835

http://www.beminc.com